CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm for all periods through November 30, 2020 we hereby consent to the use of our report, dated January 27, 2021 for the TANAKA Growth Fund (the Fund), a series of the TANAKA Funds, Inc., and to all references to our firm included in or made a part of this Post-Effective Amendment No. 35 under the Securities Act of 1933 and Amendment No. 36 under the Investment Company Act of 1940 to TANAKA Funds, Inc. Registration Statement on Form N-1A (Files No. 811-08683 and 033-47207), including the references to our firm under the heading “Financial Highlights” in the Prospectus.

Abington, Pennsylvania

March 28, 2022